                                                                   EXHIBIT 99.1

Contacts:    Paul W. Mikus                                FOR IMMEDIATE RELEASE
             CEO and Chairman
             714/ 595-4770

             William R. Hughes
             Chief Financial Officer
             714/ 595-4770

             Paul Williams
             Media Relations
             310/ 581-5115

          ENDOCARE COMPLETES FINANCING AND PREPARES TO LAUNCH CRYOCARE
                         TECHNOLOGY FOR PROSTATE CANCER

Irvine, Calif., June 8, 1999 -- Endocare, Inc. (Nasdaq: ENDO), a leading provider of prostate cancer and prostatic stent technologies designed to treat prostate cancer and benign prostate growth, today announced it has received $5 million from an institutional investor as part of a convertible debenture financing. Under the financing agreement, the investor has the option to invest an additional $5 million in convertible debentures and, under certain circumstances, the Company may require the investor to exercise the option. CIBC Oppenheimer acted as placement agent on the transaction.

"This investment will help Endocare aggressively launch its Cryocare technology for prostate cancer in conjunction with the July 1 start of Medicare's national coverage policy, which provides reimbursement of cryosurgical treatments for prostate cancer," said Paul W. Mikus, president and chief executive officer of Endocare, Inc. "These funds will also be used to support the anticipated international launch of the company's Horizon Prostatic Stent for acute urinary retention."

The financing consists of an initial $5 million private placement of 7% non-voting convertible debentures due in June 2002. The debentures are convertible at any time at the investor's option into a fixed number of shares of Endocare common stock at $5 1/8 per share, subject to certain antidilution provisions. The Company also has the ability, under certain circumstances, to obligate the investor to convert the debentures into common stock. As part of the debenture financing, the investor has the option at any time to purchase an additional $5 million of three-year 7% non-voting convertible debentures, convertible into Endocare common stock at $6 3/4 per share. Additionally, under certain circumstances, the Company may require the investor to exercise the option and purchase the debentures.

As part of the debenture financing, the Company has agreed to file a Form S-3 Registration Statement with the Securities and Exchange Commission relating to the resale of the common stock issuable upon the conversion of the debentures.

Endocare (www.ecare.org) develops, manufactures, and markets an array of innovative, temperature-based surgical devices and technologies, including those used in targeted cryoablation for the treatment of prostate cancer. The Company is also developing innovative stent technologies for prostate obstruction.


                                       ###

This release does not explain all of the details of the debenture financing, and investors should read the Current Report on Form 8-K to be filed with the Securities and Exchange Commission regarding the financing to obtain additional information regarding it. In addition, this release contains forward looking statements regarding the business and prospects of Endocare. The Company's business and results of operations are subject to risk and uncertainties including, but not limited to, those discussed in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. Such risk factors include, but are not limited to, limited operating history of the Company with a history of losses; fluctuations in the Company's order levels; uncertainty regarding market acceptance of the Company's new products; uncertainty of product development and the associated risks related to clinical trials; the rapid pace of technological change in the Company's industry; the Company's limited sales, marketing and manufacturing experience, and the ability to convince health care professionals and third party payers of the medical and economic benefits of the Company's products. The actual results that the Company achieves may differ materially from any forward looking statements due to such risks and uncertainties.






                                       2